SPHERE ENTERTAINMENT CO. REPORTS
FISCAL 2025 FIRST QUARTER RESULTS

NEW YORK, N.Y., November 12, 2024 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the fiscal first quarter ended September 30, 2024.
Recent Sphere operating highlights include:
•In October, the Company and the Department of Culture and Tourism – Abu Dhabi (“DCT Abu Dhabi”) announced plans to make Abu Dhabi the next Sphere location under a franchise model;
•The Company announced new multi-year marketing partnerships with Verizon and DCT Abu Dhabi;
•V-U2 An Immersive Concert Film debuted in September, joining Postcard from Earth as the second Sphere Experience;
•The Eagles are in the midst of a 28-show residency, which has been extended multiple times due to demand;
•In September, Sphere hosted its first live sports event – UFC 306 – which became the highest single grossing event at the venue so far; and
•Delta Air Lines recently announced it will hold a keynote presentation at Sphere in Las Vegas during the Consumer Electronics Show in January 2025.
In addition, last month, MSG Networks began 2024-25 regular season coverage of its five NBA and NHL professional sports teams. Concurrent with the start of the seasons, Gotham Advanced Media and Entertainment (GAME), the digital joint venture between MSG Networks and the YES Network, launched The Gotham Sports App, the new direct-to-consumer and authenticated streaming home of each programming service.
For the fiscal 2025 first quarter, the Company reported revenues of $227.9 million, an increase of $109.9 million as compared to the prior year quarter. In addition, the Company reported an operating loss of $117.6 million, an increase of $47.8 million, and an adjusted operating loss of $10.2 million, an improvement of $47.7 million, both as compared to the prior year quarter.(1)
Executive Chairman and CEO James L. Dolan said, “The vision for Sphere has always included a global network of venues, and our recently announced plans for a second Sphere in Abu Dhabi mark a significant milestone toward that goal. We are confident in the opportunities ahead for Sphere and believe we are well-positioned to drive long-term shareholder value.”
Segment Results for the Three Months Ended September 30, 2024 and 2023:

(In millions)	Three Months Ended
	September 30,		Change
	2024	2023	$	%
Revenues:
Sphere	$127.1	$7.8	$119.3	NM
MSG Networks	100.8	110.2	(9.4)	(9)%
Total Revenues	$227.9	$118.0	$109.9	93%
Operating Income (Loss)
Sphere	$(125.1)	$(98.4)	$(26.6)	(27)%
MSG Networks	7.5	28.7	(21.2)	(74)%
Total Operating Loss	$(117.6)	$(69.8)	$(47.8)	(69)%
Adjusted Operating Income (Loss):(1)
Sphere	$(26.3)	$(83.1)	$56.8	68%
MSG Networks	16.1	25.2	(9.1)	(36)%
Total Adjusted Operating Loss	$(10.2)	$(57.9)	$47.7	82%
Note: Does not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.
(1)See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Sphere
On September 29, 2023, the Company opened Sphere in Las Vegas. As a result, the prior year quarter reflects minimal operations while the current year quarter reflects a full quarter of operations.
For the fiscal 2025 first quarter, the Sphere segment reported revenues of $127.1 million, an increase of $119.3 million as compared to the prior year quarter. Revenues related to The Sphere Experience were $71.5 million across 207 performances of Postcard from Earth and V-U2 An Immersive Concert Film during the quarter. Event-related revenues of $40.9 million increased $36.8 million as compared to the prior year quarter, primarily due to a full quarter of concerts held at Sphere in Las Vegas and, to a lesser extent, the impact of a marquee sporting event and corporate takeover held at the venue during the current year quarter. Revenues from sponsorship, signage, Exosphere advertising and suite license fees of $8.5 million increased $5.9 million as compared to the prior year quarter, primarily reflecting higher Exosphere advertising revenues and, to a lesser extent, higher suite license fee revenues, both of which were due to a full quarter of operations in the current year quarter.
For the fiscal 2025 first quarter, the Sphere segment had direct operating expenses of $62.4 million as compared to $7.8 million in the prior year quarter. This primarily reflects expenses associated with The Sphere Experience of $24.6 million, which increased $22.4 million, venue operating costs of $16.1 million, which increased $13.2 million, and event-related expenses of $14.7 million, which increased $12.7 million, all as compared to the prior year quarter.
Fiscal 2025 first quarter selling, general and administrative expenses of $105.0 million increased $20.8 million, or 25%, as compared to the prior year quarter, primarily due to higher employee compensation and related benefits.
Fiscal 2025 first quarter operating loss of $125.1 million increased by $26.6 million as compared to the prior year quarter, primarily reflecting higher depreciation and amortization, direct operating expenses and selling, general and administrative expenses (including share-based compensation expense and merger, debt work-out and acquisition related costs, net of insurance recoveries), partially offset by the increase in revenues. Adjusted operating loss of $26.3 million improved by $56.8 million as compared to the prior year quarter, primarily reflecting the increase in revenues, partially offset by higher direct operating expenses and selling, general and administrative expenses (excluding share-based compensation expense and merger, debt work-out and acquisition related costs, net of insurance recoveries).
MSG Networks
For the fiscal 2025 first quarter, the MSG Networks segment reported total revenues of $100.8 million, a decrease of $9.4 million, or 9%, as compared to the prior year quarter.
Distribution revenue decreased $9.3 million as compared to the prior year quarter, primarily due to a decrease in total subscribers of approximately 13.0%, partially offset by the impact of higher affiliation rates.
As a result of the launch of MSG+ in June 2023, distribution revenue now includes both affiliation fee revenue earned from MSG Networks’ distributors for the right to carry the Company’s networks as well as revenue earned from subscriptions and single game purchases on MSG+ (which is now included in the Gotham Sports streaming product launched as part of MSG Networks’ joint venture with YES Network). In addition, total subscribers includes both affiliate subscribers as well as monthly and annual subscribers of MSG+.
Fiscal 2025 first quarter direct operating expenses of $77.2 million increased $0.6 million, or 1%, as compared to the prior year quarter. Rights fees expense increased $1.3 million as compared to the prior year quarter, which mainly reflects the impact of annual contractual rate increases, partially offset by the net impact of reductions resulting from fewer NBA and NHL games made available to MSG Networks for exclusive broadcast. Other programming and production costs decreased $0.7 million as compared to the prior year quarter, including lower costs associated with MSG+.
Fiscal 2025 first quarter selling, general and administrative expenses of $14.0 million increased $11.0 million as compared to the prior year quarter, primarily due to higher professional fees of $10.4 million, which mainly reflects the absence of litigation-related insurance recoveries associated with the merger of a subsidiary of the Company with MSG Networks Inc. recorded in the prior year period and costs associated with pursuing a work-out of MSG Networks’ credit facilities with its syndicate of lenders recorded in the current year period.
Fiscal 2025 first quarter operating income of $7.5 million decreased $21.2 million as compared to the prior year quarter, primarily due to the increase in selling, general and administrative expenses (including merger, debt work-out, and acquisition related costs, net of insurance recoveries, and share-based compensation expense) and the decrease in revenues. Adjusted operating income of $16.1 million decreased $9.1 million, or 36%, as compared to the prior year quarter, primarily due to the decrease in revenues, partially offset by the decrease in selling, general and administrative expenses (excluding merger, debt work-out, and acquisition related costs, net of insurance recoveries, and share-based compensation expense).

Other Matters
MSG Networks continues to pursue a refinancing of its credit facilities through a work-out with its syndicate of lenders. As of September 30, 2024, MSG Networks had approximately $829.1 million of principal amount outstanding under its facilities, which matured on October 11, 2024. On October 11, 2024, MSG Networks entered into a forbearance agreement with certain of its existing lenders pursuant to which the supporting lenders agreed not to exercise certain of their remedies under the MSG Networks credit facilities with respect to nonpayment of the debt on the maturity date until the end of the forbearance period. The forbearance period was initially scheduled to expire on November 8, 2024 and was subsequently extended through November 26, 2024 while the work-out process continues.
About Sphere Entertainment Co.
Sphere Entertainment Co. is a premier live entertainment and media company. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere venue opened in Las Vegas in September 2023. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense or benefit, (iv) restructuring charges or credits, (v) merger, debt work-out and acquisition-related costs, including merger-related litigation expenses, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (ix) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, debt work-out and acquisition-related costs, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #
Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072	Justin Blaber Financial Communications (212) 465-6109
Grace Kaminer Investor Relations (212) 631-5076

Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.sphereentertainmentco.com
Conference call dial-in number is 888-800-3155 / Conference ID Number 8089430
Conference call replay number is 800-770-2030 / Conference ID Number 8089430 until November 19, 2024

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2024	2023
Revenues	$227,913	$118,007
Direct operating expenses	(139,696)	(84,499)
Selling, general, and administrative expenses	(118,977)	(87,144)
Depreciation and amortization	(81,913)	(14,259)
Impairment and other (losses) gains, net	(4,033)	1,497
Restructuring charges	(913)	(3,391)
Operating loss	(117,619)	(69,789)
Other income (expense):
Interest income	7,039	4,378
Interest expense	(26,974)	—
Other (expense) income, net	(695)	42,196
Loss from continuing operations before income taxes	(138,249)	(23,215)
Income tax benefit	32,966	90,287
(Loss) income from continuing operations	(105,283)	67,072
Loss from discontinued operations, net of taxes	—	(647)
Net (loss) income	(105,283)	66,425

Basic (loss) earnings per common share
Continuing operations	$(2.95)	$1.92
Discontinued operations	$—	$(0.02)
Basic (loss) earnings per common share attributable to Sphere Entertainment Co.’s stockholders	$(2.95)	$1.90

Diluted (loss) earnings per common share
Continuing operations	$(2.95)	$1.90
Discontinued operations	$—	$(0.01)
Diluted (loss) earnings per common share attributable to Sphere Entertainment Co.’s stockholders	$(2.95)	$1.89

Weighted-average number of common shares outstanding:
Basic	35,663	34,911
Diluted	35,663	35,226

SPHERE ENTERTAINMENT CO.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating loss as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units, performance stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, and Sphere Entertainment Non-Employee Director Plan.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain executives and employees.
•Impairment and other losses (gains), net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
•Merger, debt work-out, and acquisition related costs. This adjustment eliminates costs related to mergers, debt work-outs and acquisitions, including merger-related litigation expenses and litigation-related insurance recoveries, in all periods.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended
	September 30,
	2024	2023
Operating loss	$(117,619)	$(69,789)
Share-based compensation	15,567	4,883
Depreciation and amortization	81,913	14,259
Restructuring charges	913	3,391
Impairment and other losses (gains), net	4,033	(1,497)
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	4,820	(9,043)
Amortization for capitalized cloud computing arrangement costs	22	22
Loss (gain) on remeasurement of deferred compensation plan liabilities	157	(107)
Adjusted operating loss	$(10,194)	$(57,881)

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Three Months Ended September 30, 2024
	Sphere	MSG Networks	Total
Revenues	$127,072	$100,841	$227,913
Direct operating expenses	(62,449)	(77,247)	(139,696)
Selling, general and administrative expenses	(104,950)	(14,027)	(118,977)
Depreciation and amortization	(79,838)	(2,075)	(81,913)
Impairment and other losses, net	(4,033)	—	(4,033)
Restructuring charges	(883)	(30)	(913)
Operating (loss) income	$(125,081)	$7,462	$(117,619)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	13,180	2,387	15,567
Depreciation and amortization	79,838	2,075	81,913
Restructuring charges	883	30	913
Impairment and other losses, net	4,033	—	4,033
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	692	4,128	4,820
Amortization for capitalized cloud computing arrangement costs	—	22	22
Loss on remeasurement of deferred compensation plan liabilities	157	—	157
Adjusted operating (loss) income	$(26,298)	$16,104	$(10,194)

	Three Months Ended September 30, 2023
	Sphere	MSG Networks	Total
Revenues	$7,779	$110,228	$118,007
Direct operating expenses	(7,805)	(76,694)	(84,499)
Selling, general and administrative expenses	(84,150)	(2,994)	(87,144)
Depreciation and amortization	(12,377)	(1,882)	(14,259)
Other gains, net	1,497	—	1,497
Restructuring charges	(3,391)	—	(3,391)
Operating (loss) income	$(98,447)	$28,658	$(69,789)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	3,919	964	4,883
Depreciation and amortization	12,377	1,882	14,259
Restructuring charges	3,391	—	3,391
Other gains, net	(1,497)	—	(1,497)
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	(2,702)	(6,341)	(9,043)
Amortization for capitalized cloud computing arrangement costs	—	22	22
Gain on remeasurement of deferred compensation plan liabilities	$(107)	$—	$(107)
Adjusted operating (loss) income	$(83,066)	$25,185	$(57,881)

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30,	June 30,
	2024	2024
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$553,217	$573,233
Accounts receivable, net	114,645	228,230
Related party receivables, current	12,102	9,377
Prepaid expenses and other current assets	56,087	54,855
Total current assets	736,051	865,695
Non-Current Assets:
Investments	31,395	30,728
Property and equipment, net	3,092,449	3,158,420
Right-of-use lease assets	103,227	106,468
Goodwill	470,152	470,152
Intangible assets, net	30,141	31,940
Other non-current assets	129,254	124,489
Total assets	$4,592,669	$4,787,892
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued and other current liabilities	$371,877	$417,087
Related party payables, current	10,180	8,200
Current portion of long-term debt, net	829,091	849,437
Operating lease liabilities, current	20,763	18,548
Deferred revenue	83,515	80,404
Total current liabilities	1,315,426	1,373,676
Non-Current Liabilities:
Long-term debt, net	523,420	522,735
Operating lease liabilities, non-current	124,806	128,022
Deferred tax liabilities, net	192,588	225,169
Other non-current liabilities	122,255	122,738
Total liabilities	2,278,495	2,372,340
Commitments and contingencies
Equity:
Class A Common Stock (1)	289	285
Class B Common Stock (2)	69	69
Additional paid-in capital	2,411,769	2,410,378
(Accumulated deficit) retained earnings	(93,896)	11,387
Accumulated other comprehensive loss	(4,057)	(6,567)
Total stockholders’ equity	2,314,174	2,415,552
Total liabilities and equity	$4,592,669	$4,787,892
_________________
(1) Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 28,905 and 28,493 shares issued and outstanding as of September 30, 2024 and June 30, 2024, respectively.
(2) Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued and outstanding as of September 30, 2024 and June 30, 2024.

SPHERE ENTERTAINMENT CO.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2024	2023
Net cash provided by (used in) operating activities	$34,094	$(94,641)
Net cash (used in) provided by investing activities	(19,586)	66,498
Net cash (used in) provided by financing activities	(35,622)	50,854
Effect of exchange rates on cash, cash equivalents, and restricted cash	1,098	(83)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(20,016)	22,628
Cash, cash equivalents, and restricted cash at beginning of period	573,233	429,114
Cash, cash equivalents, and restricted cash at end of period	$553,217	$451,742